Exhibit 5.1

February 14, 2014

Riverbed Technology, Inc.

199 Fremont Street

San Francisco, California 94105

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Riverbed Technology, Inc., a Delaware corporation (“you”), with the Securities and Exchange Commission (the “Commission”) on or about the date hereof in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 2,131,762 shares of your common stock, par value $0.0001 per share (the “Shares”), reserved for issuance under the Riverbed Technology, Inc. 2006 Director Option Plan and the Riverbed Technology, Inc. 2012 Stock Incentive Plan (together, the “Plans”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati